Exhibit 99.(a)(xxxi)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby agree, pursuant to Section 5.3 of the Declaration, to change the name of Lord Abbett Global Equity Research Fund to “Lord Abbett Global Equity Fund.”

This instrument shall constitute an amendment to the Declaration and shall be effective November 1, 2021.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 28th day of September 2021.

/s/Douglas B. Sieg	/s/Karla M. Rabusch
Douglas B. Sieg	Karla M. Rabusch

/s/Evelyn E. Guernsey	/s/Lorin Patrick Taylor Radtke
Evelyn E. Guernsey	Lorin Patrick Taylor Radtke

/s/Julie A. Hill	/s/Leah Song Richardson
Julie A. Hill	Leah Song Richardson

/s/Kathleen M. Lutito	/s/Mark A. Schmid
Kathleen M. Lutito	Mark A. Schmid

/s/James M. McTaggart	/s/James L.L. Tullis
James M. McTaggart	James L.L. Tullis

/s/Charles O. Prince
Charles O. Prince